PRESS RELEASE

                                Santa Barbara, CA

                        Nevada Energy Company Announces
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                    Executive Changes and Acquisition Plans
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     Nevada  Energy  Company,   Inc.  (NASDAQ:   NNRGA),   announced  today  the

appointment of a new President,  and the advancement of its consolidation of its energy business and greater focus on acquisitions in the telecom arena.

     The  Board of  Directors  has  appointed  Stefan  N.  Tevis  as its  acting

President  replacing  Jeffrey E.  Antisdel.  Mr. Tevis said,  "Jeff Antisdel has

guided  the  Company   through  the  last  several  years  and  represented  the

shareholders'  interests  with great  determination,  foresight and  integrity."

"Under Mr. Antisdel's  stewardship,  the  Company  has  stabilized  its wind and geothermal  business and positioned  itself to expand in other  lucrative  niche areas,  while growing the core asset base."  "He has overseen the implementation of a sound capital raising  structure  through private placement and, during the last six  months,  Jeff  has  postured  the  Company  and  planned  the  orderly utilization of those investment dollars to expand to the next level."

     Nevada Energy Company  continues to receive its capital infusion  according to the funding schedule  announced on May 1, 1996.  During October,  the Company expects to acquire TADS and the other wind energy assets,  and at the same time,

proceed with the acquisition of further telecom assets.







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                       Nevada Energy Company Announces
                        -------------------------------
                    Executive Changes and Acquisition Plans
                    ---------------------------------------

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     Additionally,  Richard  Cascarilla  has  been  replaced  as  Secretary  and

Treasurer, by Kenton H. Bowers. The Company intends to continue working with Mr.

Antisdel and Mr. Cascarilla  consulting  on the expansion and development of the

Company's energy division.

     The Board of Directors  expressed their gratitude to Mr. Cascarilla and Mr.

Antisdel for their past and  continuing  support of the  Company's  growth.  Mr.

Tevis, 41, was previously Chairman of Contract  Multi-media  Specialists,  Inc.,

and has investments in publishing,  advertising and telecom companies. Mr. Tevis resides in Santa Barbara California, where the Company's new headquarters are to be located by mid-October.



For information contact Stefan Tevis (800) 555-0796.